Exhibit 3.1

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NATIONAL BEEF, INC.

The present name of the corporation is National Beef, Inc. (the “Corporation”).  The Corporation was incorporated under the name “National Beef, Inc.” by the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on October 6, 2009.  This Amended and Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.  The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1                                    Name.  The name of the Corporation is National Beef, Inc. (the “Corporation”).

ARTICLE II

Section 2.1                                    Address.  The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1                                    Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 4.1                                    Capitalization.  The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [•] shares, consisting of (i) [•] shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), (ii) [•] shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and (iii) [•] shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).  The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 4.2                                    Preferred Stock.

(a)                                 The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b)                                 Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.3                                    Common Stock.

(a)                                 Voting Rights.

(i)   Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(ii)   Each holder of Class B Common Stock, as such, shall be entitled to ten votes for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Class B Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(iii)  Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(b)                                 Dividends.  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.  Dividends shall not be declared or paid on the Class B Common Stock.

(c)                                  Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.  The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or otherwise.

(d)                                 Retirement of Class B Common Stock.  In the event that any outstanding share of Class B Common Stock shall cease to be held by a Founding Member (or an Affiliate thereof) (it being understood that each share of Class B Common Stock shall be held by the same entity that holds memberships interests in National Beef Packing Company, LLC, a Delaware limited liability company (“NBP LLC”)), such share shall, without the payment of any consideration therefor, automatically and without further action on the part of the Corporation or such Founding Member (or an Affiliate thereof) be deemed canceled and no longer outstanding for any purposes.  The Corporation shall not reissue any share of Class B Common Stock canceled pursuant to this Section 4.3(d).  “Founding Members” shall mean U.S. Premium Beef, LLC, a Delaware limited liability company, TKK Investments, LLC, a Missouri limited liability company, and NBPCo Holdings, LLC, a South Dakota limited liability company.  “Affiliate” shall have the meaning set forth in the Amended and Restated Limited Liability Company Agreement of NBP LLC.

ARTICLE V

Section 5.1                                    By-Laws.  In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the law of the State of Delaware or this Certificate of Incorporation.  Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, amend, alter, change, add to or repeal any provision of the by-laws of the Corporation.

ARTICLE VI

Section 6.1                                    Board of Directors.

(a)                                 The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all powers of the Corporation which are not by statute or by this Certificate of Incorporation directed or granted to the stockholders.  The exact number of directors constituting the full Board shall be determined from time to time by resolution adopted by an affirmative vote of a majority of the Board.

(b)                                 Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto.  The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(a) hereof.

(c)                                  Directors of the Corporation need not be elected by written ballot unless the by-laws of the Corporation shall so provide.  Any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

ARTICLE VII

Section 7.1                                    Meetings of Stockholders.  Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board or the Chair of the Board.  Notwithstanding the foregoing, during the period following the IPO in which the Corporation qualifies as a “controlled company” within the meaning of the rules of the New York Stock Exchange, any action required or permitted to be taken by the holders of stock of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, the ability to act by written consent in lieu of a stockholder meeting shall immediately and permanent cease as of the date on which the Corporation no longer qualifies for such controlled company exemption.  “IPO” shall mean the initial public offering of the Corporation’s Class A Common Stock by means of a registration statement filed under the Securities Act of 1933.

ARTICLE VIII

Section 8.1                                    Limited Liability of Directors.  No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.  Neither the amendment nor the repeal of this Article VIII shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment or repeal.

ARTICLE IX

Section 9.1                                    Indemnification.  To the fullest extent permitted by the laws of the State of Delaware, the Corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.  Notwithstanding the preceding sentence, except as otherwise provided in Section 9.3 hereof, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board.

Section 9.2                                    Advancement of Expenses.  To the fullest extent permitted by the laws of the State of Delaware, the Corporation shall promptly pay expenses (including attorneys’ fees) incurred by any person described in Section 9.1 hereof in appearing at, participating in or defending any threatened, pending or completed action, suit or proceeding in advance of the final disposition of such threatened, pending or completed action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Article IX or otherwise.  Notwithstanding the preceding sentence, except as otherwise provided in Section 9.3 hereof, the Corporation shall be required to advance expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board.

Section 9.3                                    Unpaid Claims.  If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article IX is not paid in full within thirty (30) days after a written claim therefor by any person described in Section 9.1 has been received by the Corporation, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action, the Corporation shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under this Article IX.

Section 9.4                                    Insurance.  To the fullest extent permitted by the laws of the State of Delaware, the Corporation may purchase and maintain insurance on behalf of any person described in Section 9.1 against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article IX or otherwise.

Section 9.5                                    Non-Exclusivity of Rights.  The provisions of this Article IX shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption.  The provisions of this Article IX shall be deemed to be a contract between the Corporation and each director or officer (or legal representative thereof) who serves in such capacity at any time while this Article IX and the relevant provisions of the law of the State of Delaware and other applicable law, if any, are in effect, and any alteration, amendment or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts.  If any provision of this Article IX shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof.  The rights of indemnification provided in this Article IX shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Certificate of Incorporation, the by-laws of the Corporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Corporation that indemnification of, and advancement of expenses to, any person whom the Corporation is obligated to indemnify or advance expenses pursuant to this Article IX hereof shall be made to the fullest extent permitted by law.

This Article IX shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 9.1 hereof.

ARTICLE X

Section 10.1                             Amendment.  This Certificate of Incorporation may be amended at any meeting of the stockholders or, if permitted by Section 7.1 of this Certificate of Incorporation, by written consent in lieu of a stockholder meeting; provided, that notice of the proposed change was given in the notice of the meeting of the stockholders, if applicable; and provided further, that notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend any provision of this Certificate of Incorporation.

Section 10.2                             Severability.  If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

*            *            *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Timothy M. Klein, its President and Chief Executive Officer, this [    ] day of [          ] 2009.

NATIONAL BEEF, INC.

By:
	Name:	Timothy M. Klein
	Title:	President and Chief Executive Officer